EXHIBIT 99(a)

TUESDAY SEPTEMBER 18, 12:21 PM EASTERN TIME

PRESS RELEASE
SOURCE: Techdyne, Inc.

SIMCLAR INTERNATIONAL HOLDINGS LIMITED ANNOUNCES PLAN TO PURCHASE TECHDYNE, INC. COMMON STOCK

HIALEAH, Fla.--(BUSINESS WIRE)--Sept. 18, 2001--Techdyne, Inc. (the "Company") (Nasdaq:TCDN - news) announces that its parent company, Simclar International Holdings Limited ("Simclar") intends to acquire up to approximately 200,000 of the Company's outstanding trading shares of common stock, which float currently approximates 1,750,000 shares, at prevailing market prices. Management of Simclar believes the Company's common stock, based on current market prices, is undervalued. Simclar will use its own funds for the purchases. On June 27, 2001, Simclar acquired 71.3% of the Company from Medicore, Inc. for $10,000,000 plus 3% of the Company's consolidated sales for the next three fiscal years starting with 2001, with an aggregate minimum earn-out of $2,500,000 and a maximum earn-out of $5,000,000. Simclar's determination to purchase additional common stock of the Company is not deemed to be a recommendation to shareholders or others to purchase or sell the common stock of the Company. Simclar may purchase the common stock from time to time in the open market or in block purchases. The common stock closed on Monday, September 17th, 2001 at $1.00.

Simclar, a private U. K. company is engaged, as is the Company, in electronic and electro-mechanical manufacturing. The Company has four U. S. manufacturing and one European sales locations. Simclar operates from Scotland and has a facility in Wisconsin.

This release contains forward-looking statements that are subject to risks and uncertainties, including but not limited to certain delays beyond the Company's control with respect to future business events, the extent of acquiring shares of common stock at current market prices and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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Contact:
     Techdyne, Inc., Hialeah
     Barry Pardon, 305/827-5240